Tom Hayes to Succeed Donnie Smith as CEO of Tyson Foods on December 31, 2016
Hayes‘ Record of Strategic, Operational and Commercial Accomplishments
Positions Him to Lead Company’s Continuing Evolution

During Smith’s Seven-Year Tenure as CEO, Company Delivered Strong Shareholder
Returns; Pivoted to Hybrid Strategy of Branded Prepared Foods and Fresh Meats

SPRINGDALE, Ark. – November 21, 2016 – Tyson Foods, Inc. (NYSE: TSN), one of the world’s largest food companies, today announced that Tom Hayes, President of Tyson Foods, will succeed Donnie Smith as Chief Executive Officer on December 31, 2016. Hayes will continue to serve as President and has been appointed to the Board of Directors, effective immediately. Smith, who has been CEO of Tyson Foods since November 2009, will be available to consult with the Company for a three-year period.

“Tom Hayes is a proven leader who has played an important role in creating today’s Tyson Foods and driving growth across our company,” said John Tyson, Chairman of the Board of Directors. “The plan we have announced today will result in a smooth leadership transition that positions Tyson Foods for continued growth and innovation. The Board’s decision to name Tom CEO at this time was based on both his track record and how his skills align with the company’s strategic direction and continuing evolution. The Board has the utmost confidence in Tom’s ability to build on the platform Donnie has created, to expand further into developing markets, new product categories and proprietary food experiences, and to continue investing in our core nine categories.”

Mr. Tyson continued: “Donnie is leaving the Company in great hands, having developed an impressive pipeline of management talent while positioning us for continued growth and change. The Board and I thank Donnie for his many contributions and wish him all the best.”

Smith became CEO of Tyson Foods in November 2009, and has helped to build a platform to support the Company’s hybrid strategy of branded prepared products and fresh chicken, beef, pork and specialty meats. Hayes was appointed President earlier this year and is leading Tyson Foods’ transition to the hybrid model. Working with Smith to leverage Tyson Foods’ scale and develop brands to drive growth, Hayes has been responsible for retailed packaged brands, international and global growth, North American sales, strategy and new ventures, as well as the support functions of corporate affairs and operations services.

Donnie Smith said, “I take great pride in having led Tyson Foods for the past seven years. In addition to helping the Company deliver growth and strong shareholder returns, I am also proud of the efforts we have undertaken to make Tyson Foods a company with a conscience, focused on providing consumers wholesome, affordable food and making a positive difference in people’s lives. When Tyson acquired Hillshire Brands in 2014, with the support of the Board and the family, we embarked on a new strategy to integrate the strengths and products of each company into one company, and the resulting hybrid model has been a success in no small part thanks to Tom’s strategic, operational and commercial accomplishments. I am confident that Tom is the right CEO to continue the transition we have started and lead Tyson in the next phase of its strategic development and growth. I look forward to supporting Tom and the rest of the management team.”

Tom Hayes said, “I am humbled to be named the next CEO of Tyson Foods and am grateful to the Board and the family for providing me with the opportunity to lead this incredible company. Tyson Foods is well positioned to realize numerous growth opportunities – our company has a solid strategy that leverages compelling market dynamics and an experienced and highly capable management team and many thousands of hard working and dedicated associates. I am especially thankful for Donnie’s unwavering support and advice. He has set a wonderful example of how to greet every challenge and opportunity with the same diligence, thought and skill that have come to define his career.”

Hayes is a 29-year veteran of the consumer products industry. Prior to his role as President, Hayes was chief commercial officer at Tyson Foods, overseeing all North American sales, in addition to the food service prepared foods business. He also previously served as president of food service. Previously, Hayes served as chief supply chain officer for The Hillshire Brands Company, responsible for operations including procurement, manufacturing, food safety and quality, engineering, and logistics. Before that, Hayes was senior vice president and chief supply chain officer for Sara Lee North America, responsible for supply chain activities for the company’s North American Retail and Foodservice businesses. Prior to this role, Hayes was president of Sara Lee Foodservice.

Before joining Sara Lee in 2006, Hayes served as group vice president of US Foodservice, Inc., where he oversaw the turnaround needs of broad line distribution facilities in the Northeast. Hayes has also held general management, sales and marketing roles at ConAgra Foods, The Fort James Corporation, Stella Foods and Kraft Foods.

Hayes has served on the executive committee of the board of the North American Meat Institute (NAMI) and the board of directors for the International Foodservice Manufacturers Association (IFMA). Hayes earned a Bachelor of Arts degree in psychology from the University of New Hampshire and a Master of Business Administration degree from Northwestern University’s Kellogg School of Management.

About Tyson Foods
Tyson Foods, Inc. (NYSE: TSN), with headquarters in Springdale, Arkansas, is one of the world's largest food companies with leading brands such as Tyson®, Jimmy Dean®, Hillshire Farm®, Sara Lee®, Ball Park®, Wright®, Aidells® and State Fair®. It is a recognized market leader in chicken, beef and pork as well as prepared foods, including bacon, breakfast sausage, turkey, lunchmeat, hot dogs, pizza crusts and toppings, tortillas and desserts. The company supplies retail and foodservice customers throughout the United States and approximately 115 countries. Tyson Foods was founded in 1935 by John W. Tyson, whose family has continued to lead the business with his son, Don Tyson, guiding the company for many years and grandson, John H. Tyson, serving as the current chairman of the board of directors. The company currently has approximately 114,000 Team Members employed at more than 400 facilities and offices in the United States and around the world. Through its Core Values, Code of Conduct and Team Member Bill of Rights, Tyson Foods strives to operate with integrity and trust and is committed to creating value for its shareholders, customers and Team Members. The company also strives to be faith-friendly, provide a safe work environment and serve as stewards of the animals, land and environment entrusted to it.
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Media Contact:
Gary Mickelson
gary.mickelson@tyson.com
479-290-6111

Investor Contact:
Jon Kathol
jon.kathol@tyson.com
479-290-4235